Exhibit 99.1

PRESS RELEASE

Level 3 Signs Agreement to Exchange Approximately $100 Million of its 15% Convertible Senior Notes due 2013 for Common Stock

Consideration Includes Payment for Accrued Interest and Remaining Interest Through January 2013 of Approximately $15 Million

Reduces Company’s 2013 Debt Maturities by $100 Million

Modifies Standstill Agreement to Permit Southeastern Asset Management to Purchase Approximately 4 Million Additional Shares in the Open Market

BROOMFIEL D, Colo., March 13, 2012 — Level 3 Communications, Inc. (NYSE: LVLT) today announced that it has entered into an exchange agreement for its 15% Convertible Senior Notes due 2013 with Longleaf Partners Fund, a series of the Longleaf Partners Fund Trust, for which Southeastern Asset Management acts as investment adviser. Pursuant to the agreement, Longleaf Partners has agreed to exchange $100,062,000 aggregate principal amount of Level 3’s outstanding 15% Convertible Senior Notes due 2013 for the 3,705,996 shares of Level 3’s common stock into which the notes are convertible and currently deemed to be beneficially owned by Southeastern, plus an additional 1,741,133 shares for a total of 5,447,129 shares. The consideration is based on the market price for these notes plus a customary inducement premium and includes a payment for accrued and unpaid interest from Jan.15, 2012 through March 15, 2012 of approximately $2,500,000. This transaction does not include the payment by the company of any cash.

In connection with the exchange transaction and effective upon closing, Level 3 and Southeastern will amend their existing Standstill Agreement to increase the maximum number of shares of Level 3 common stock that Southeastern is permitted to beneficially own during the term of the Standstill Agreement up to 49,840,000 shares from 46,000,000 shares. This amendment will permit Southeastern on behalf of its advisory clients to purchase approximately 4 million additional shares of the company’s common stock in the open market.

Following the closing of the exchange transaction, $171,976,000 aggregate principal amount of the 15% Convertible Senior Notes due 2013 will remain outstanding. The 15% Convertible Senior Notes due 2013 are not callable prior to maturity in June 2013.

“We believe that this transaction is positive for our company, as it represents another step in delevering the company’s balance sheet, reduces our cash interest expense by approximately $15 million on an annualized basis, and allows Southeastern Asset Management, on behalf of its advisory clients, to purchase additional shares on the open market,” said Sunit S. Patel, chief financial officer of Level 3.

The closing of the exchange is subject to customary closing conditions. The shares of common stock to be issued under this agreement are exempt from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended.

Level 3 will amend its Stockholder Rights Plan effective upon closing to exempt Southeastern from the Rights Plan, so long as Southeastern acquires any additional Level 3 shares in accordance with the Standstill Agreement.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a premier global provider of IP-based communications services to enterprise, content, government and wholesale customers. Over its reliable, scalable and secure network, Level 3 delivers integrated IP solutions, including converged, data, voice, video and managed solutions to help enable customers’ growth and efficiency. Level 3 operates a unique global services platform anchored by owned fiber networks on three continents in more than 45 countries, connected by extensive undersea facilities. For more information, visit www.level3.com.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3), Think Ahead, the Level 3 Logo and the Level 3 Think Ahead logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Website Access to Company Information

Level 3 maintains a corporate website at www.level3.com, and you can find additional information about the company through the Investors pages on that website at http://lvlt.client.shareholder.com/. Level 3 uses its website as a channel of distribution of important information about the company. Level 3 routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investor Relations web pages.

Visitors to the Investors Relations web pages can view and print copies of Level 3’s SEC filings, including periodic and current reports on Forms 10-K, 10-Q, 8-K, as soon as reasonably practicable after those filings are made with the SEC.

Copies of the charters for each of the Audit, Compensation and Nominating and Governance committees of Level 3’s Board of Directors, its Corporate Governance Guidelines, Code of Ethics, press releases and analysts and investor conference presentations are all available through the Investor Relations web pages.

Please note that the information contained on any of Level 3’s websites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference in that document.

Forward-Looking Statement

Some statements made in this press release are forward-looking in nature and are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the company’s ability to: successfully integrate the Global Crossing acquisition or otherwise realize the anticipated benefits thereof; manage risks associated with continued uncertainty in the global economy; obtain additional financing, particularly in the event of disruptions in the financial markets; manage continued or accelerated decreases in market pricing for communications services; maintain and increase traffic on its network; develop and maintain effective business support systems;

manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; adapt to rapid technological changes that could adversely affect the company’s competitiveness; defend intellectual property and proprietary rights; obtain capacity for its network from other providers and interconnect its network with other networks on favorable terms; attract and retain qualified management and other personnel; successfully integrate future acquisitions; effectively manage political, legal, regulatory, foreign currency and other risks it is exposed to due to its substantial international operations; mitigate its exposure to contingent liabilities; and meet all of the terms and conditions of its debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contact Information

Level 3 Media:	Level 3 Investors:
Francie Bauer	Valerie Finberg
720-888-5434	720-888-2501
E-mail	E-mail